Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS SECOND QUARTER 2012 RESULTS

HAMDEN, CT – August 8, 2012 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries, today announced financial results for the three and six months ended June 30, 2012.  Summary results for the period are as follows:

	Three months ended June 30,			Six months ended June 30,
(in $000s, except EPS)	2012	2011	% change	2012	2011	% change
Net Sales	$15,853	$17,519	-9.5%	$33,412	$38,213	-12.6%

As reported (GAAP):
Operating income	779	2,210	-64.8%	2,689	4,998	-46.2%
Net income	508	1,442	-64.8%	1,716	3,267	-47.5%
Diluted earnings per share	$0.06	$0.15	-60.0%	$0.18	$0.34	-47.1%

Adjusted (non-GAAP) (1):
Operating income	1,250	2,210	-43.4%	3,160	4,998	-36.8%
Net income	810	1,442	-43.8%	2,018	3,267	-38.2%
Diluted earnings per share	$0.09	$0.15	-40.0%	$0.22	$0.34	-35.3%

(1) Adjusted non-GAAP measures exclude $471,000 of legal fees related to the lawsuit with Avery Dennison Corporation (the "AVY Legal Fees") in the three and six months ended June 30, 2012.

“We are pleased with our second quarter 2012 results as our worldwide casino and gaming sales were up 20% from the prior-year quarter even with a continually struggling global economy,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies.  “In addition, Printrex has been a significant contributor to both our sales and gross margin and we have been extremely pleased with the results so far from the Printrex line of products.  For the second half of the year, we remain encouraged and expect significantly stronger results led by orders from our lottery customer, as well as initial contributions from our recently launched POS and Printrex products.”

Mr. Shuldman continued, “For the second quarter of 2012, domestic casino and gaming sales were up 54%, benefiting from new casino openings and continued market share gains.  International casino and gaming sales were down 4% from the prior-year period due to a decline in sales from the Asia-Pacific region.  Printrex printer sales for the second quarter of 2012 were $1.2 million.  Banking and POS printer sales declined 5% compared to the prior-year period on lower POS sales due to the substantial completion of the McDonalds’s rollout, partially offset by an increase in banking printer sales from a significant customer win in the second quarter.  Lottery sales were down 65% to $1.7 million, as sales to GTECH continued at near historically low volumes in the second quarter 2012 compared to the prior-year period.  TransAct Services Group revenue declined 16% compared to the prior-year period, mainly due to lower sales of consumable products, which were slightly offset by higher service revenue.  Lastly, our balance sheet remains solid with $7.2 million in cash and no debt outstanding as of June 30, 2012.”

Second Quarter 2012 Results

Revenue for the second quarter of 2012 was $15.9 million, a decrease of 10% compared to $17.5 million in the prior-year period.  Gross margin for the second quarter of 2012 was 36.9%, compared to 38.0% in the prior-year quarter as the effect of lower sales volume outweighed a more favorable sales mix.  Operating expenses were $5.1 million, an increase of $0.6 million from the prior-year period, driven mainly by ongoing Printrex expenses in addition to $0.5 million of legal fees related to the lawsuit with Avery Dennison Corporation.  Excluding these legal fees, operating expenses increased by $0.1 million, or 3%, compared to the prior-year period.  The Company recorded GAAP net income in the second quarter of 2012 of $0.5 million, or $0.06 per diluted share, compared to GAAP net income of $1.4 million, or $0.15 per diluted share, in the prior-year period.  Excluding the legal fees, the Company recorded adjusted net income in the second quarter of 2012 of $0.8 million, or $0.09 per diluted share.

Commenting on the financial results, Steven A. DeMartino, President and Chief Financial Officer of TransAct Technologies said, “During the second quarter 2012, we continued to deliver solid casino and gaming sales despite a decline in overall revenue due largely to timing of lottery sales to GTECH.  In addition, the integration of Printrex into TransAct’s operations is nearly complete and we are on track to achieve our expected cost savings of approximately $0.2 million per quarter beginning in the fourth quarter 2012.  Looking ahead, we expect stronger sales in the second half of 2012, especially in the fourth quarter, compared to the first half of 2012.”

Six Month 2012 Results

Revenue for the six months ended June 30, 2012 was $33.4 million, a decrease of 13% compared to $38.2 million in the prior-year period.  Gross margin for the six months ended June 30, 2012 was 37.8%, an increase of approximately 220 basis points from 35.6% in the prior-year period due primarily to a favorable sales mix.  Operating expenses were $9.9 million, an increase of $1.3 million from the prior-year period, driven mainly by ongoing expenses related to Printrex operations and $0.5 million of legal fees related to the lawsuit with Avery Dennison Corporation.  The Company recorded GAAP net income of approximately $1.7 million, or $0.18 per diluted share, for the six months ended June 30, 2012, compared to GAAP net income of approximately $3.3 million, or $0.34 per diluted share, for the prior-year period.  Excluding the legal fees, the Company recorded adjusted net income of approximately $2.0 million, or $0.22 per diluted share, for the six months ended June 30, 2012.

2012 Outlook

Looking ahead, TransAct expects a stronger second half of 2012 in revenue and net income, excluding legal fees, as compared to the first half of 2012 due largely to its backlog of lottery printer orders and expected initial contributions from its recently launched POS and Printrex products.

Liquidity and Capital Resources

As of June 30, 2012, the Company had approximately $7.2 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.  During the second quarter of 2012, TransAct repurchased 596,210 shares for approximately $5.0 million (average price of $8.40 per share).  Year-to-date through June 30, 2012, TransAct has repurchased approximately 616,000 shares for approximately $5.2 million. TransAct’s $15 million repurchase program allows the Company to repurchase up to $7.0 million in additional shares through May 2013.

Financial Presentation

The Company has provided adjusted non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations.  The adjusted non-GAAP measures exclude the effect in the three and six months ended June 30, 2012 of legal fees related to the lawsuit with Avery Dennison Corporation.  This item has been excluded from adjusted non-GAAP financial measures, as management does not believe that it is representative of underlying trends in the Company's performance. Its exclusion provides investors and others with additional information to more readily assess the Company's operating results. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Investor Conference Call / Webcast Details

TransAct will review detailed second quarter 2012 results during a conference call today at 5:00 PM EDT. The conference call-in number is 888-417-8533. A replay of the call will be available from 8:00 PM EDT on Wednesday, August 8 through midnight EDT on Wednesday, August 15 by telephone at 877-870-5176; passcode 4333166.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries. These industries include casino, gaming, lottery, banking, kiosk, point-of-sale, food safety, hospitality, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market specific requirements and are sold under the Ithaca®, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, the Company’s ability to successfully integrate the Printrex business with its existing operations; customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on contractor manufacturers for the assembly of a large portion of our products in China; the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad;  risks associated with potential future acquisitions; and the outcome of the lawsuit between TransAct and Avery Dennison Corporation. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)	Three months ended June 30,
	2012				2011
	GAAP Basis	Adjustments		Adjusted Basis	GAAP Basis

Net sales	$15,853	$-		$15,853	$17,519
Cost of sales	10,011	-		10,011	10,856
Gross profit	5,842	-		5,842	6,663

Operating expenses:
Engineering, design and product development	952	-		952	815
Selling and marketing	1,674	-		1,674	1,653
General and administrative	1,903	-		1,903	1,801
Legal fees associated with lawsuit	471	(471)	a	-	-
Restructuring	63	-		63	184
	5,063	(471)		4,592	4,453
Operating income	779	471		1,250	2,210

Other income (expense):
Interest, net	2	-		2	7
Other, net	13	-		13	2
	15	-		15	9

Income before income taxes	794	471		1,265	2,219
Income taxes	286	169	b	455	777
Net income	$508	$302		$810	$1,442

Net income per common share:
Basic	$0.06			$0.09	$0.15
Diluted	$0.06			$0.09	$0.15

Shares used in per share calculation:
Basic	9,084			9,084	9,388
Diluted	9,189			9,189	9,667

a	Legal and other expenses of $471 related to the lawsuit with Avery Dennison Corporation.
b	The tax effect on the adjustments was calculated using an effective tax rate of 36.0%.

TRANSACT TECHNOLOGIES INCORPORATED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)	Six months ended June 30,
	2012				2011
	GAAP Basis	Adjustments		Adjusted Basis	GAAP Basis

Net sales	$33,412	$-		$33,412	$38,213
Cost of sales	20,792	-		20,792	24,618
Gross profit	12,620	-		12,620	13,595

Operating expenses:
Engineering, design and product development	2,165	-		2,165	1,584
Selling and marketing	3,275	-		3,275	3,172
General and administrative	3,903	-		3,903	3,657
Legal fees associated with lawsuit	471	(471)	c	-	-
Restructuring	117	-		117	184
	9,931	(471)		9,460	8,597
Operating income	2,689	471		3,160	4,998

Other income (expense):
Interest, net	4	-		4	11
Other, net	(11)	-		(11)	17
	(7)	-		(7)	28

Income before income taxes	2,682	471		3,153	5,026
Income taxes	966	169	d	1,135	1,759
Net income	$1,716	$302		$2,018	$3,267

Net income per common share:
Basic	$0.19			$0.22	$0.35
Diluted	$0.18			$0.22	$0.34

Shares used in per share calculation:
Basic	9,256			9,256	9,417
Diluted	9,357			9,357	9,676

c	Legal and other expenses of $471 related to the lawsuit with Avery Dennison Corporation.
d	The tax effect on the adjustments was calculated using an effective tax rate of 36.0%.

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Banking and point-of-sale	$2,676	$2,826	$5,012	$5,288
Casino and gaming	7,112	5,947	16,523	12,901
Lottery	1,728	4,973	2,758	12,515
Printrex	1,174	-	2,413	-
TransAct Services Group	3,163	3,773	6,706	7,509
Total net sales	$15,853	$17,519	$33,412	$38,213

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30,	December 31,
(In thousands)	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$7,212	$6,863
Receivables, net	11,658	9,583
Inventories	11,505	14,151
Prepaid income taxes	303	446
Deferred tax assets	1,636	1,636
Other current assets	512	375
Total current assets	32,826	33,054

Fixed assets, net	3,155	3,358
Goodwill	2,621	2,518
Deferred tax assets	889	890
Intangible assets, net	2,575	2,861
Other assets	123	59
	9,363	9,686
Total assets	$42,189	$42,740

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$4,872	$3,019
Accrued liabilities	2,859	2,672
Deferred revenue	461	141
Total current liabilities	8,192	5,832

Deferred revenue, net of current portion	183	224
Accrued rent, net of current portion	335	357
Accrued acquisition consideration	680	680
Other liabilities	313	334
	1,511	1,595
Total liabilities	9,703	7,427

Shareholders’ equity:
Common stock	109	108
Additional paid-in capital	25,662	25,058
Retained earnings	23,329	21,613
Accumulated other comprehensive loss, net of tax	(68)	(71)
Treasury stock, at cost	(16,546)	(11,395)
Total shareholders’ equity	32,486	35,313
Total liabilities and shareholders’ equity	$42,189	$42,740